PRODUCT SUPPLEMENT No. REN-4a (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed pursuant to rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Return Enhanced Notes

Linked to the Nikkei 225® Index

(the “Notes”)

General

•

Merrill Lynch & Co., Inc. may offer and sell Return Enhanced Notes Linked to the Nikkei 225 Index from time to time. This product supplement no. REN-4a describes terms that will apply generally to the Notes, and supplements the terms described in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, which (together with this product supplement) are collectively referred to as the “Prospectus”. A separate term sheet will describe terms that apply specifically to the Notes being offered by such term sheet and accompanying Prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the Prospectus, the terms described in the applicable term sheet will control.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., and will be issued as a part of a series of Notes designated Medium-Term Notes, Series C.

•	Payment on the Notes will be linked to the Nikkei 225 Index, as described below.

•	For important information about tax consequences, see “United States Federal Income Taxation” beginning on page PS-18.

•	Authorized denominations will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable term sheet.

•	Investing in the Notes is not equivalent to investing in the Nikkei 225 Index or any of its component stocks.

•	The Notes will not be listed on any securities exchange.

Key Terms

Index:	The Nikkei 225 Index (the “Index”)

Payment at Maturity (Notes with a Buffer):	For Notes with a buffer, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. The “Maximum Total Return” on the Note is a percentage which we will determine on the Pricing Date (as defined below) and set forth in the applicable final term sheet. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

For Notes with a buffer, your principal is protected against a decline in the Index up to a buffer amount. If the Ending Index Level declines from, or is equal to, the Initial Index Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Index Level declines by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 x (Index Return + buffer amount %) x downside leverage factor)

For Notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount.

Payment at Maturity (Notes without A Buffer):	For Notes without a buffer, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated as follows:

$1,000 + ($1,000 x Index Return x upside leverage factor)

For Notes without a buffer, if the Ending Index Level is equal to the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount per Note.

For Notes without a buffer, if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond the Initial Index Level (or the Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount per Note will be calculated as follows:

$1,000 + ($1,000 x Index Return)

Nikkei 225® is a service mark of Nikkei, Inc. and is licensed for use by Merrill Lynch & Co., Inc.

For Notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable).

Buffer Amount:	As specified in the applicable term sheet.

Upside Leverage Factor:	As specified in the applicable term sheet.

Downside Leverage Factor:	As specified in the applicable term sheet.

Index Return:	The performance of the Index from the Initial Index Level to the Ending Index Level, calculated, unless otherwise specified in the applicable term sheet, as follows:

(	Ending Index Level - Initial Index Level (or Strike Level, if applicable))
Initial Index Level (or Strike Level, if applicable)

Initial Index Level:	The Index closing level on the date the Notes are priced for initial sale to the public (the “Pricing Date”), or such other date or dates as specified in the applicable term sheet.

Ending Index Level:	The Index closing level on the Observation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the applicable term sheet.

Strike Level:	The applicable term sheet may specify an Index level other than the Initial Index Level to be used for calculating the Index Return and the amount payable at maturity, if any. For example, the applicable term sheet may specify that a Strike Level equal to 95% of the Initial Index Level shall be used to calculate the Index Return.

Valuation Date(s):	The Ending Index Level will be calculated on a single date, which we refer to herein as the Observation Date, or on several dates, each of which we refer to herein as an Averaging Date, as specified in the applicable term sheet. We also refer to such dates generally as Valuation Dates in this product supplement and the applicable term sheet. Any Valuation Date is subject to postponement in the event of certain Market Disruption Events and as described under “Description of the Notes — Payment at Maturity.”

Maturity Date:	As specified in the applicable term sheet.

Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page PS-7 and on pages S-3 to S-4 in the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, or any related term sheet. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is May 3, 2007

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus (the “Prospectus”) to help you understand the Merrill Lynch Return Enhanced Notes Linked to the Nikkei 225 Index (the “Notes”). You should carefully read the Prospectus to fully understand the terms of the Notes, the Nikkei 225 Index (the “Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this product supplement and the accompanying MTN prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt.

Each unit will represent a single Note with a $1,000 principal amount. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the sections entitled “Risk Factors” in this product supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does the Index measure?

The Index is a modified, price weighted stock index calculated, published and disseminated by Nikkei, Inc. that measures the composite price performance of selected Japanese stocks. The Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange. For more information on the Index, please see the section entitled “The Index” in this product supplement.

An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the Underlying Stocks.

What will I receive on the maturity date of the Notes?

On the maturity date, you will receive a cash payment per unit determined by the calculation agent and equal to:

(i) For both Notes with a buffer and without a buffer, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. The “Maximum Total Return” on the Note is a percentage which we will determine on the Pricing Date and set forth in the applicable final term sheet. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 × Index Return x upside leverage factor)

(ii) (a) For Notes with a buffer, if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Index Level declines by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + [$1,000 × (Index Return + buffer amount %) × downside leverage factor]

For Notes with a buffer, you will lose some of all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount.

(b) For Notes without a buffer, if the Ending Value is equal to the Initial Index Level (or the Strike Level, if applicable), you will receive the principal amount of your Notes at maturity. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond the Initial Index Level (or the Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 × Index Return)

For Notes without a buffer, you will lose some of all of your investment at maturity if the Ending Index Level decline from the Initial Index Level (or the Strike Level, if applicable).

Unless otherwise specified in the applicable term sheet, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the Valuation Date(s), as specified in the applicable term sheet (the “Ending Index Level”), to (i) the Index closing level on the Pricing Date, or such other date or dates as specified in the applicable term sheet (the “Initial Index Level”), or, alternatively, (ii) a value other than the Initial Index Level specified in the applicable term sheet (the “Strike Level”). The applicable term sheet will specify the Initial Index Level (or the Strike Level, if applicable) and the manner in which the Ending Index Level is determined. The Index Return, unless otherwise specified in the applicable term sheet, is calculated as follows:

Index Return =	(	(Ending Index Value - Initial Index Level (or Strike Level, if applicable))
(Initial Index Level (or Strike Level, applicable)

For more specific information about the payment on the maturity date, please see the section entitled “Description of the Notes” in this product supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you may receive a payment on the maturity date based on the performance of the Index over the term of the Notes. We have designed the Notes for investors who are willing to forgo interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for receiving the payment on the maturity date.

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this product supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide our affiliate MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $1,000 principal amount per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date you purchase the Notes, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $1,000 principal amount per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

In addition, MLPF&S will be our agent for purposes of calculating, among other things, the Index closing level on any Valuation Date(s), the Ending Index Level and the payment on the maturity date. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve certain risks. The Notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before you decide whether an investment in the Notes is suitable for you.

Your investment may result in a loss

You will not receive interest on the Notes and we will not repay to you a fixed amount of principal on the Notes on the maturity date. The payment on the maturity date will depend on the change in the level of the Index from the Initial Index Level (or the Strike Level, as applicable). Because the level of the Index is subject to market fluctuations, the payment you receive on the maturity date may be more or less than the $1,000 principal amount per unit. For Notes with a buffer, you will lose some or all of your investment on the maturity date if the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable) by more than the buffer amount. For Notes without a buffer, you will lose some or all of your investment on the maturity date if the Ending Index Level declines from the Initial Index Level (or Strike Level, if applicable).

Your return is limited and will not reflect the return on a direct investment in the Underlying Stocks

The opportunity to participate in the possible increases in the level of the Index through an investment in the Notes is limited because the amount you receive at maturity will never exceed the sum of principal and the Maximum Total Return, which will be set on the Pricing Date and represents a predetermined percentage of the principal amount. However, for a Note without a buffer, if the level of the Index declines over the term of the Notes, you will realize the entire decline. For a Note with a buffer, if the level of the Index declines on a percentage basis by more than the buffer, you will realize a percentage decline on the Notes greater than the percentage decline on the Index in excess of the buffer.

In addition, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks comprising the Index and your return on the Notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you on the maturity date by reference to the Ending Index Level. The Ending Index Level reflects the prices of the common stocks in the Index without taking into consideration the value of dividends paid on those stocks.

Your return, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

A trading market for the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may adversely affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the principal amount. This is due to, among other things, the fact that the principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

The Index Return for the Notes will not be adjusted for changes in exchange rates that might affect the Index

Although the stocks composing the Index are traded in currencies other than U.S. dollars, and the Notes, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the Notes on the maturity date will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “Description of the Notes — Payment at Maturity.”

Nikkei, Inc. may adjust the Index in a way that affects its level, and Nikkei, Inc. has no obligation to consider your interests

Nikkei, Inc. (“NKS”) is responsible for calculating and maintaining the Index. NKS can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, NKS may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Notes. NKS has no obligation to consider your interests in calculating or revising the Index. See “The Index.”

Your return may be affected by factors affecting international securities markets

The Index is computed by reference to the value of the equity securities of companies listed on a Japanese exchange. The return on the Notes will be affected by factors affecting the value of securities in the Japanese market. The Japanese securities market may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the Japanese market may affect prices and the volume of trading in the Japanese market. Also, there is generally less publicly available information about Japanese companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”). Additionally, accounting, auditing and financial reporting standards and requirements in Japan differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in Japan may be affected by political, economic, financial and social factors in Japan. In addition, recent or future changes in Japan’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Index is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index exceeds or does not exceed the Initial Index Level (or Strike Level, if applicable). However, if you choose to sell your Notes when the level of the Index exceeds the Initial Index Level (or Strike Level, if applicable), you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the level of the Index will continue to fluctuate until the Valuation Date(s) occur(s).

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. The level of interest rates in Japan may also affect its economy and in turn the level of the Index and, thus, the trading value of the Notes.

Changes in the volatility of the Index are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected.

Changes in dividend yields on the stocks included in the Index are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in the Index increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will increase.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the level of the Index. This difference will reflect a “time premium” due to expectations concerning the level of the Index during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the stocks underlying the Index or futures or options contracts on the Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the level of the Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the stocks underlying the Index. Temporary increases or decreases in the market prices of these stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of these stocks may change subsequent to the Pricing Date, affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary MLPF&S is our agent for the purposes of calculating the Index closing level and the Ending Index Level and the payment on the maturity date. Under certain circumstances, MLPF&S as our subsidiary and due to its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Index. See the sections entitled “The Index—Adjustments to the Index; Market Disruption Events” and “—Discontinuance of the Index” in this product supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the payment on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

ML&Co. will issue the Notes in denominations of whole units each with a $1,000 original public offering price per unit or in such other denominations as may be indicated in the applicable term sheet or supplement. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Index, whether the Notes have a Strike Level and whether the Notes have a buffer and which will be calculated in accordance with the formula set forth below.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The specific terms of the Notes will be described in the applicable term sheet, accompanying this product supplement no. REN-4a. The terms described in that term sheet supplement those described herein and in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet shall control.

Payment at Maturity

The maturity date for the Notes will be set forth in the applicable term sheet. We will also specify whether or not the Notes have a buffer and the amount of any such buffer in the applicable term sheet.

On the maturity date, you will receive a cash payment per unit determined by the calculation agent and equal to:

For both Notes with a buffer and without a buffer, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Index Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Notes. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Index Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Index Level is greater than the Initial Index Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 × Index Return × upside leverage factor)

Notes With a Buffer

For Notes with a buffer, your principal is protected against a decline in the Index up to the buffer amount. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the leverage factor, and your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + [$1,000 × (Index Return + buffer amount %) x downside leverage factor]

For Notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount.

Notes Without a Buffer

For Notes without a buffer, if the Ending Index Level is equal to the Initial Index Level (or Strike Level, if applicable), you will receive the principal amount of your Note at maturity. If the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond the Initial Index Level (or Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000×Index Return)

For Notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level (or the Strike Level, if applicable).

Unless otherwise specified in the applicable term sheet, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the final Valuation Date(s) or such other date or dates as specified in the applicable term sheet (the “Ending Index Level”), (i) to the Index closing level on the Pricing Date, or such other date or dates as specified in the applicable term sheet (the “Initial Index Level”), or (ii) to a percentage of the Initial Index Level (the “Strike Level”), as applicable. The applicable term sheet will specify the Initial Index Level (or the Strike Level, if applicable) and the manner in which the Ending Index Level is determined. The Index Return, unless otherwise specified in the applicable term sheet, is calculated as follows:

Index Return =	(	Ending Index Value-Initial Index Level (or Strike Level, as applicable) Initial Index Level (or Strike Level, as applicable))

If applicable, the “buffer amount”, “upside leverage factor”, “downside leverage factor” and “Strike Level” will be an amount specified in the applicable term sheet.

The “Maximum Total Return” on the Notes is a percentage which we will determine on the Pricing Date and set forth in the applicable final term sheet.

The “Index closing level” on any trading day will equal the closing level of the Index or any successor index thereto published following the regular official weekday close of trading on that trading day.

A “trading day” is, unless otherwise specified in the applicable term sheet, a day, as determined by the calculation agent, on which trading is generally conducted on the Tokyo Stock Exchange and the principal options and futures exchanges relating to the securities composing the Nikkei 225 Index or any successor index.

The “Valuation Date(s)”, which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the applicable term sheet and any such date is subject to adjustment as described below. If a scheduled Valuation Date is not a trading day or if there is a Market Disruption Event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Index closing level for a Valuation Date will not be determined on a date later than the earlier of (i) the tenth scheduled trading day after the scheduled Valuation Date, and (ii) the second scheduled trading day prior to the maturity date, and if such day is not a trading day, or if there is a Market Disruption Event on such date, the calculation agent will determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the Index closing level for the Valuation Date on such scheduled trading day.

A “business day” is, unless otherwise specified in the applicable term sheet, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

THE INDEX

All disclosure contained in this product supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of NKS as stated in these sources and these policies are subject to change at the discretion of NKS. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Index is currently comprised of 225 stocks that trade on the TSE and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

The Index is a modified, price-weighted index. Each stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Index by multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Underlying Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 24.293 as of April 3, 2007, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. Each Weight Factor represents the number of shares of the related Underlying Stock which are included in one trading unit of the Index. The stock prices used in the calculation of the Index are those reported by a primary market for the Underlying Stocks, which is currently the TSE. The level of the Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Index immediately after the change, will equal the level of the Index immediately prior to the change.

Underlying Stocks may be deleted or added by NKS. However, to maintain continuity in the Index, the policy of NKS is generally not to alter the composition of the Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Underlying Stocks. As a result, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

None of ML&Co., MLPF&S and NKS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Initial Index Level or Ending Index Level or any Payment at Maturity payable to you on the Notes.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 1:00 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Index, and these limitations may, in turn, adversely affect the value of the Notes.

License Agreement with NKS

NKS and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by NKS in connection with some securities, including the Notes.

NKS is under no obligation to continue the calculation and dissemination of the Index. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this product supplement that NKS makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. NKS has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. NKS has no obligation or liability in connection with the administration or marketing of the Notes.

The use of and reference to the Index in connection with the Notes have been consented to by NKS, the publisher of the Index. The copyright relating to the Nikkei 225 Index and intellectual property rights as to the indications for “Nikkei” and the Nikkei 225 Index and any other rights belong to NKS.

Adjustments to the Index; Market Disruption Events

If at any time NKS makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

“Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of, absence or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the Underlying Stocks trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index;

(B)	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise the Index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(C)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trade options contracts or futures contracts related to the stocks included in the Index as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment at Maturity” in this product supplement.

Discontinuance of the Index

If NKS discontinues publication of the Index and NKS or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by NKS or any other entity for the Index and calculate the Index closing level as described above under “—Payment at Maturity”. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that NKS discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any of the Valuation Date(s),

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If NKS discontinues publication of the Index and the calculation agent determines that no successor index is available at that time, then on each business day until the earlier to occur of:

•	the determination of the Ending Index Level; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Ending Index Level as described in the preceding paragraph as if that day were a business day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount, will be equal to the payment at maturity, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. For example, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. As discussed under the section entitled “United States Federal Income Taxation—Tax Treatment of the Notes—Payment on the Maturity Date” in this product supplement, absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the amount payable at maturity, if any.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this product supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and the related financial statement schedule and included an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX OF CERTAIN DEFINED TERMS

Page
business day	PS-13
Ending Index Level	PS-5
Index	PS-1
Index closing level	PS-12
Index Return	PS-5
Market Disruption Event	PS-15
Notes	PS-1
Pricing Date	PS-2
successor index	PS-16
trading day	PS-12
Underlying Stocks	PS-4
Valuation Date	PS-12

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Return Enhanced Notes

Linked to the Nikkei 225® Index

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

May 3, 2007